Exhibit 6.10

Collectable Consignment Agreement

Key Deal Points:

You have the authority as owner (“Consignor/Seller”) of items in Exhibit A to list the items on Collectable’s platform. You have represented the item (the “Asset(s)) and its condition honestly and accurately to the best of your ability.

You are partnering with Collectable Sports Assets, LLC to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Collectable Sports Assets, LLC will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), and/or “Retained Equity” (which allows you to continue to own a percentage of the item(s) listed on the Collectable platform).

Collectable Sports Assets, LLC will be the exclusive seller of the Asset for a period of time (ex. 6 months, the “Period”). Collectable Sports Assets, LLC may authenticate, or re-authenticate, any items necessary for SEC approval and to maximize investor security and integrity.

You and Collectable will mutually agree on a secure storage location that meets any and all insurance, protection, and maintenance requirements to protect asset shareholders for the duration the asset is listed on Collectable’s platform.

You will provide Collectable Sports Assets, LLC with all necessary documentation to successfully file the Asset(s) with regulatory bodies and pass due diligence. Please see page 4 of this document for a list of the documents we will need.

Your Rights & Obligations:

You will maintain the Asset(s) in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Collectable Sports Assets, LLC reasonable access to the Asset(s) for the creation of marketing materials.

You can determine the exact equity percentage of the asset(s) you would like to retain on Collectable’s platform.

The Results:

Upon completing a successful Offering (“Closing”), you will promptly receive full payment of the Cash within 3 business days of closing, for the percentage of the item(s) you offered on Collectable.

If you elected to retain any Equity in the Asset, it will be issued to you by Collectable Sports Assets, LLC.

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Cash owed will be reduced accordingly or your retained equity portion will increase), (2) relist the asset with Collectable Sports Assets, LLC under amended acquisition terms, or (3) retain full title to your Asset.

Offering:

The following is a proposed transaction structure, subject to modification with mutual approval of both parties:

1)	You and Collectable will agree to the consignment price of each asset. This is the proceeds generated for the seller upon successful completion of the offering.

2)	Collectable will add on fees necessary to take this item to market. These fees include:

a)	Broker Dealer & Escrow
b)	Legal
c)	Authentication & Marketing
d)	Offering Expenses (insurance, storage, maintenance, etc)
e)	Acquisition Expenses
f)	Sourcing Fees (5-7% total in each offering)

3)	The consignment value + All Fees = Total Value of the item(s) listed on Collectable for users to purchase.

4)	Collectable will fractionalize item(s). In doing so, Collectable will decide on a price per share and shares outstanding of each item. Users can purchase shares in the item(s) on the Collectable platform.

5)	Once the offering is successfully completed, the seller/consignor will convey good title to the Asset to Collectable (or its designee) and the seller/consignor will receive the proceeds generated within 3 business days).

Other Terms:

COLLECTABLE to produce & develop sufficient marketing materials and content to support the narrative, history and significance of the Asset.

Signature Page Follows

CONSIGNOR/SELLER

SIGNATURE:	/s/Evan Mathis

NAME:	Evan Mathis
DATE:	8/31/2020

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/Ezra Levine

NAME:	Ezra Levine, CEO
DATE:	8/31/2020

Exhibit A: Consigned Asset(s)

Description of Goods	Consignment	Retained	Consignment Exclusive
	Price	Equity %	Date Range

1910 E98 Set of 30 Ty Cobb Red PSA 10	$315,000	0	9/1/2020 - 3/1/2021
GEM MINT

Documents Collectable Will Need to List Your Asset(s):

●	Collectable - Asset Sellers - Due Diligence Form

●	Certificate of Authenticity (COA)

●	Proof that the asset was purchased by you or your entity and for what price (purchase and sale agreement/invoice

●	Documentation to support the asset purchase price

●	Evidence and documentation to support the asset's condition (recent photos will do)